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                    April 4, 2023

       Murray Bailey
       Chief Executive Officer and President
       EESTech, Inc.
       Suite 417, 241 Adelaide Street
       Brisbane, 4000, Australia

                                                        Re: EESTech, Inc.
                                                            Amendment No. 1 to
Registration Statement on Form 10-12G
                                                            Filed March 15,
2023
                                                            File No. 000-32863

       Dear Murray Bailey :

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Energy & Transportation
       cc:                                              David Mittelman